155 5th Street San Francisco, CA 94103 CONFIDENTIAL INFORMATION Vivek Sagi 13232 Country Trails Ln. Austin, TX 78732 Re: Employment Offer Letter Dear Vivek, It is my pleasure to offer you a position at Eventbrite, Inc. (“Company”), coming on board to assume a primary role in building our business. The details of this offer are as follows: Location: Austin, Texas Position: Chief Technology Officer Reporting To: Julia Hartz Base Salary: $375,000/year Sign-On Bonus: Equity Award Value: $375,000 $7,000,000 Start Date: TBD This offer is contingent upon reference checks, background checks, clearance of any conflicts of interest, your execution of the Proprietary Information and Invention Assignment Agreement, and your eligibility to work in the United States. The terms of your new position with the Company are as set forth below: 1. Position. We are very pleased to offer you the position set forth above under “Position,” in the location set forth above under “Location,” reporting directly to the position set forth above under “Reporting To.” 2. Start Date. Subject to fulfillment of the conditions imposed by this letter agreement, you will commence this new position with the Company on the above start date. 3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your start date, or your employment relationship with us may be terminated. DocuSign Envelope ID: 3F7720F3-165E-4E66-9F59-F7D3A733FCAB

2 4. Compensation. (a) Base Salary. If you accept this offer, you will receive the base salary listed above, which will be payable in semi-monthly installments on our regular paydays, as in effect from time to time, less applicable withholdings and deductions. (b) Benefits. As an employee of the Company, you will be eligible for company benefits as in effect from time to time in accordance with our policies for similarly situated employees. (c) Sign-On Bonus. Subject to your continued employment with the Company as set forth below, you will earn the Sign-On Bonus listed above. In the event you remain employed by the Company through the six month anniversary of your start date, you will earn fifty percent of the Sign-On Bonus, which will be paid, net of all applicable withholding taxes and other deductions, on the first regular payday following the six month anniversary of your start date (the First Installment). In the event you remain employed by the Company through the one year anniversary of your start date, you will earn fifty percent of the Sign-On Bonus, which will be paid, net of all applicable withholding taxes and other deductions, on the first regular payday following the one-year anniversary of your start date (the Second Installment). Notwithstanding the foregoing, in the event your employment with the Company is terminated by the Company without Cause (as defined below) prior to the one year anniversary of your start date and you execute a Severance Agreement similar to the one enclosed herewith, adapted for Texas law, that becomes effective and irrevocable within sixty (60) days following such termination, then on the first payroll date following such release becoming effective and irrevocable you will be paid any portion of the Sign-On Bonus that remains unpaid as of such date, less required withholding taxes. (d) Executive Bonus Plan. You will be eligible to participate in the Company’s Executive Bonus Plans as approved by the Company’s CEO or the Compensation Committee of the Board of Directors each year. The 2020 Bonus Plan provides the opportunity to earn a bonus targeted at 50% of base salary for CEO direct reports upon achievement of certain revenue and adjusted EBIDTA metrics. Any bonus you earn will be paid to you, less any required withholding taxes, at the same time bonuses are paid to executives generally, subject to your continued employment through the date of payment. 5. Equity. In connection with the commencement of your employment, the Company will recommend that its board of directors (or a committee thereof) grant you a number of restricted stock units determined by dividing $2,800,000 (the “RSUs”) by the average closing market price of the Company’s Class A common stock over the 30-calender day period ending on the last day of the month immediately prior to the month of the grant date. If granted, the RSUs will vest according to a four-year vesting schedule, with 25% of the RSUs vesting at approximately the end of your first year of employment, and the remaining shares vesting ratably on a quarterly basis over the following three years, in each case, subject to your continued employment with the Company through the applicable vesting date. In connection with the commencement of your employment, the Company will also recommend that its board of directors (or a committee thereof) grant you an option to purchase that number of shares of the Company’s Class A common stock (the “Option”) necessary for the option to have a grant date fair value of $4,200,000, as determined in accordance with the Company’s standard accounting assumptions (i.e., the black-scholes value). If granted, the shares underlying the Option will vest and become exercisable according to a four-year vesting schedule, with 25% vesting and becoming exercisable at approximately the end of your first year of employment, and the remaining shares vesting and becoming exercisable ratably on a monthly basis, in each case, subject to your continued employment with the DocuSign Envelope ID: 3F7720F3-165E-4E66-9F59-F7D3A733FCAB

3 Company through the applicable vesting date. Notwithstanding the foregoing, in the event that your employment with the Company is terminated by the Company without Cause (as defined below) prior to the six month anniversary of your start date, then, subject to your execution of a Severance Agreement similar to the one enclosed herewith, adapted for Texas law, that becomes effective and irrevocable within sixty (60) days following such termination, the vesting and, if applicable, exercisability of your equity awards shall accelerate in respect of 12.5% of the RSUs and shares underlying the Option on the date of such termination. In the event that your employment with the Company is terminated by the Company without Cause (as defined below) between the six and twelve month anniversaries of your start date, then, subject to your execution of a Severance Agreement similar to the one enclosed herewith, adapted for Texas law, that becomes effective and irrevocable within sixty (60) days following such termination, the vesting and, if applicable, exercisability of your equity awards shall accelerate in respect of 25% of the RSUs and shares underlying the Option on the date of such termination. The equity compensation shall be governed by the terms and conditions of the Company’s 2018 Stock Option and Incentive Plan, as amended (“Plan”) and the Company’s Restricted Stock Unit and Stock Options Agreements (collectively referred to herein as “RSU and Option Agreements”). A copy of the Plan and the form of the RSU and Option Agreements are available for your review. The shares underlying the RSUs and Option issued upon the settlement of the award will be subject to various rights, restrictions and obligations, as provided in the Plan and the RSU and Option Agreements. 6. Cause Definition. For purposes of Paragraphs 4(c) and 5 above, “Cause” shall mean (i) your material act of misconduct in connection with the performance of your duties to the Company, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates; (ii) your commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if you were retained in your position; (iii) your continued material non-performance of your duties to the Company 30 days following written notice thereof from the Company; (iv) your breach of any material provisions of any written agreement between you and the Company, including without limitation, the Proprietary Information and Invention Assignment Agreement; (v) your material violation of the Company’s written employment policies; or (vi) your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate. 7. Proprietary Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution of the Company’s “Proprietary Information and Invention Assignment Agreement,” signed copies of which must be delivered to an officer of the Company prior to or on your start date. 8. Conflicts of Interest. Your employment pursuant to this offer is contingent upon you having disclosed to the Company any potential conflicts of interest between your past employment and future duties with the Company. By accepting this offer of employment, you are certifying that (i) you are not aware of any impediment to loyal and conscientious employment with the Company, (ii) you have not engaged in any conduct or entered into any agreement that would disqualify you from employment with the Company or in any way restrict your employment with the Company, and (iii) neither your employment with the Company nor the discharge of your employment duties will violate any agreement that you have executed with a third party. DocuSign Envelope ID: 3F7720F3-165E-4E66-9F59-F7D3A733FCAB

4 You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you in connection with your employment with the Company, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice and you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s General Counsel or her designee and the Chief Executive Officer. By way of illustration, but not limitation, you may not (i) accept or perform work of a nature that conflicts or competes in any way with the business, products or services of the Company, or causes you or has potential to cause you to be disloyal; (ii) use any Company resources including, but not limited to, computer hardware and software, telephones, facsimile machines, and copiers, for or in connection with any non-Company work; (iii) perform any non-Company work on Company premises; or (iv) perform any non-Company work during normal business hours. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, provided such efforts are not inconsistent with the above principles. 9. At-Will Employment. Notwithstanding any other provision of this letter agreement to the contrary, your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, with or without cause. No employee or representative of the Company, other than the Chief Executive Officer has the authority to alter the at-will nature of your employment relationship. The Chief Executive Officer can only do so in a written employment agreement that is signed by both the Chief Executive Officer and yourself. We are delighted to extend you this offer until 5 pm PDT on July 3rd and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter agreement in the space provided below and return it to me, along with a signed and dated copy of the Proprietary Information and Invention Assignment Agreement. This letter, together with the Proprietary Information and Invention Assignment Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. If you have any questions about this offer, please call me. We look forward to a favorable reply and to a rewarding and productive association with you. Sincerely, Julia Hartz, CEO DocuSign Envelope ID: 3F7720F3-165E-4E66-9F59-F7D3A733FCAB

5 Agreed and Accepted: ___________________________ ______________________ Date Enclosures: Proprietary Information and Invention Assignment Agreement; Arbitration Agreement DocuSign Envelope ID: 3F7720F3-165E-4E66-9F59-F7D3A733FCAB 2020-07-02

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